Exhibit 10.25

AMENDMENT TO THE
IPWIRELESS, INC. EMPLOYEE STOCK BONUS PLAN

WHEREAS, Section 8 of the IPWireless, Inc. Employee Stock Bonus Plan (“Plan”) provides that NextWave Wireless Inc. (“NextWave”) may amend the Plan at any time, provided that the amendment shall not adversely affect the rights of any participants in respect of any stock bonus payable;

NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended effective as of the date hereof as follows:

1.  Section 3.1 shall be amended in its entirety as follows:

“SHARES SUBJECT TO THE PLAN.  The Shares issuable under the Plan are shares of common stock of NextWave, par value $.001.  The number of Shares that may be issued over the term of the Plan shall be such number that has an aggregate Fair Market Value (rounded down to the nearest whole Share) of $7,000,000 based on the Fair Market Value of each Share as of its date of valuation under the Plan.”

2.  In the preamble to Section 4.1, the language “Shipped Revenue for TDtv and New York Public Safety Project equipment, as such terms are defined below” shall be replaced with the following language:  “Shipped Revenue, as such term is defined below”;

3.  The definitions of “TDtv Business” and “New York Public Safety Project” in Section 4.1 shall both be deleted;

4.  The definition of “Shipped Revenue” in Section 4.1 shall be amended in its entirety as follows:

"SHIPPED REVENUE" means (i) the amount of payment received in connection with product sales by the Company for which the product has been delivered (it being understood that if delivery and payment occur at different times, Shipped Revenue shall be deemed to occur at the time that the later of delivery or payment occur), plus (ii) fees received for software maintenance plus (iii) up-front or fixed license fees received in connection with licenses granted to third parties plus (iv) with respect to Milestone 2 and Milestone 3 Bonuses only, any nonrecurring engineering expense payments; and provided that the amount of Shipped Revenue shall not include (i) any nonrecurring engineering expense payments or service payments made in connection with product sales made in 2007 and (ii) service payments made in connection with product sales; and provided, further, that the amount of Shipped Revenue that is subject to holdbacks or deferred payment terms shall not be included in Shipped Revenue until the amount subject to holdback or deferred payment has been received.  Shipped Revenue shall include Shipped Revenue of the Company plus (i) Shipped Revenue of licensees of the Company who were licensees of the Company as of April 6, 2007, (ii) Shipped Revenue of licensees of the Company who became licensees of the Company after April 6, 2007 but prior to May 11, 2007 (provided that NextWave consented thereto), and (iii) Shipped Revenue of licensees of the Company who became licensees after May 11, 2007; provided that Shipped Revenue of any of such licensees shall only include the amount of cash received by such licensee that is used to determine the royalty or license fee that the licensee pays to the Company.  If any equipment covered by Shipped Revenue has been delivered late and the Chief Executive Officer of the Company certifies to the Stockholder Representative (as such term is defined under the Agreement and Plan of Merger, dated April 6, 2007, among NextWave and the Company (the “Merger Agreement”)) that penalties or liquidated damages have been invoiced for such late delivery or have not been invoiced but are likely to be claimed, in either case in accordance with the terms of the agreement with the customer (as such terms and agreement exist on April 6, 2007), then Shipped Revenue shall be reduced by the penalties or liquidated damages that have been so invoiced or are so likely to be claimed; provided, however, any such reduction caused by penalties or liquidated damages that have not been invoiced but have been certified as likely to be claimed shall be placed into an escrow account acceptable to NextWave until the earlier of (i) such time that the penalties or liquidated damages are invoiced, at which time the associated amount held in escrow shall be released to NextWave or (ii) such time that the penalties or liquidated damages are no longer payable by way of agreement with the customer, at which time the associated amount held in escrow shall be released to the participants.

5.  Section 4.2 shall be replaced in its entirety as follows:

“AMOUNT OF MILESTONE BONUSES.  The amount of a Milestone Bonus, if any, with respect to a participant shall be a percentage of the participant’s Maximum Bonus Amount, and the aggregate Milestone Bonuses shall not exceed 100% of the Participant’s Maximum Bonus Amount.  As to each Milestone Period, the Company has established a target performance objective at which the target bonus percentage of the Maximum Bonus Amount shall be earned and a threshold performance objective at which 25% of the target bonus percentage shall be earned.  The bonus amount earned for performance between the target and threshold performance objectives shall be derived using linear interpolation.  Participants who have properly executed and delivered to, NextWave a valid and binding non-competition agreement in the form provided by the Board in its sole discretion (“Non-Compete Participants”), shall be entitled to vesting of the Participant’s Maximum Bonus Amount that is accelerated compared to such vesting by participants who have not entered into such a non-competition agreement (“Regular Participants”).  Unless a different vesting schedule is set forth in an individual Participation Letter, the target and the threshold performance objectives, and the target bonus percentage for each of the Milestone Periods with respect to Non-Compete Participants and Regular Participants are set forth below.”

Milestone Bonus (Milestone Period)	Amounts of Shipped Revenue	Percentage of Participant’s Maximum Bonus Amount
Milestone 1 Bonus (January 1, 2007-January 1, 2008)	Threshold: $10,000,000 Target: $40,000,000	Non-Compete Participants 45%
Regular Participants 30%
Milestone 2 Bonus (January 2, 2008-January 1, 2009)	Threshold: $12,500,000 Target: $50,000,000	Non-Compete Participants 45%
Regular Participants 35%
Milestone 3 Bonus (January 2, 2009-January 1, 2010)	Threshold: $20,000,000 Target: $80,000,000	Non-Compete Participants 10%
Regular Participants 35%

IN WITNESS WHEREOF, and as evidence of the adoption of the Amendment set forth herein, the Board has caused this Amendment to be executed this 10th day of March, 2008.

                                        NEXTWAVE WIRELESS, INC.

                                        BY: /s/ Frank A. Cassoy
                                        TITLE: Executive Vice President

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